Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166186

PROSPECTUS

CSX CORPORATION

(as Issuer)

Offer to Exchange
Up to $660,000,000 Principal Amount of
6.220% Senior Notes due 2040
for
a Like Principal Amount of
6.220% Senior Notes due 2040
which have been registered under the Securities Act of 1933

CSX Corporation (“CSX” or the “Issuer”) is offering to exchange registered 6.220% Senior Notes due 2040, or the “Exchange Notes”, for its outstanding unregistered 6.220% Senior Notes due 2040, or the “Original Notes”.  The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes”.  The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes.  The Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.  This offer is subject to certain customary conditions and will expire at 11:59 p.m., New York City time, on July 14, 2010, unless the Issuer extends it.  The Exchange Notes will not trade on any established exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  CSX has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution”.

Please see “Risk Factors” beginning on page 6 for a discussion of certain factors you should consider in connection with this Exchange Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14,2010.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  This prospectus is not an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Except as otherwise indicated, this prospectus speaks as of the date of this prospectus.  Neither the delivery of the prospectus nor any sale of any Notes shall, under any circumstances, create any implication that there have been no changes in our affairs after the date of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this Exchange Offer.  This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement.  You should refer to the registration statement, including the exhibits, for further information about the Exchange Notes being offered hereby.  Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described below.

We are subject to the information requirements of the Exchange Act, and the rules and regulations thereunder, and accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may request a copy of any filings referred to above, at no cost, by contacting CSX at the following address: Ellen M. Fitzsimmons, Senior Vice President – Law and Public Affairs, General Counsel and Corporate Secretary, CSX Corporation, 500 Water Street, 15th Floor, Jacksonville, Florida 32202, telephone number (904) 359-3200.

To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than July 7, 2010.

INCORPORATION BY REFERENCE

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents.  The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC.  We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of the initial registration statement and prior to effectiveness of the registration statement, and prior to the termination of the offering under this prospectus.  We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

●	our Annual Report on Form 10-K for the fiscal year ended December 25, 2009;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2010; and

●	our Current Reports on Form 8-K filed with the Commission on February 22, 2010, March 8, 2010, March 10, 2010 and March 22, 2010.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement.  Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking” statements, which may contain, among others, statements regarding:

●	projections and estimates of earnings, revenues, volumes, rates, cost-savings, expenses, or other financial items;

●	expectations as to results of operations and operational initiatives;

●
expectations as to the effect of claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements on the Company’s financial condition, results of operations or liquidity;

●
management’s plans, strategies and objectives for future operations, proposed new services and other similar expressions concerning matters that are not historical facts, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; and

●	future economic, industry or market conditions or performance and their effect on the Company’s financial condition, results of operations or liquidity.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “project”, “estimate”, “preliminary” and similar expressions. The Company cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.

Forward-looking statements are subject to a number of risks and uncertainties and actual performance or results could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. The following important factors, in addition to those discussed elsewhere, may cause actual results to differ materially from those contemplated by any forward-looking statements:

●
legislative, regulatory or legal developments involving transportation, including rail or intermodal transportation, the environment, hazardous materials, taxation, including the outcome of tax claims and litigation, the potential enactment of initiatives to re-regulate the rail industry and the ultimate outcome of shipper and rate claims subject to adjudication;

●	the outcome of litigation and claims, including, but not limited to, those related to fuel surcharge, environmental contamination, personal injuries and occupational illnesses;

●
material changes in domestic or international economic, political or business conditions, including those affecting the transportation industry such as access to capital markets, ability to revise debt arrangements as contemplated, customer demand, customer acceptance of price increases, effects of adverse economic conditions affecting shippers and adverse economic conditions in the industries and geographic areas that consume and produce freight;

●	worsening conditions in the financial markets that may affect timely access to capital markets, as well as the cost of capital;

●	availability of insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages;

●	changes in fuel prices, surcharges for fuel and the availability of fuel;

●
the impact of increased passenger activities in capacity-constrained areas or regulatory changes affecting when CSX’s principal operating company, CSX Transportation, Inc., can transport freight or service routes;

●
natural events such as severe weather conditions, including floods, fire, hurricanes and earthquakes, a pandemic crisis affecting the health of the Company’s employees, its shippers or the consumers of goods, or other unforeseen disruptions of the Company’s operations, systems, property or equipment;

●	noncompliance with applicable laws or regulations;

●
the inherent risks associated with safety and security, including the availability and cost of insurance, the availability and vulnerability of information technology, adverse economic or operational effects from actual or threatened war or terrorist activities and any governmental response;

●	labor costs and labor difficulties, including stoppages affecting either the Company’s operations or the customers’ ability to deliver goods to the Company for shipment;

●	competition from other modes of freight transportation, such as trucking, and competition and consolidation within the transportation industry generally;

●	the Company’s success in implementing its strategic plans and operational objectives and improving operating efficiency;

●	changes in operating conditions and costs or commodity concentrations; and

●	the inherent uncertainty associated with projecting full year 2010 economic and business conditions at an early point in the year and in the economic recovery.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified elsewhere in this prospectus, including the documents incorporated by reference, which are accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus including the “Risk Factors” section and the consolidated financial statements and related notes incorporated by reference herein. As used in this prospectus, unless otherwise indicated, “CSX”, “the Company”, “we”, “our” and “us” are used interchangeably to refer to CSX Corporation or to CSX Corporation and its consolidated subsidiaries, as appropriate to the context.

CSX Corporation

CSX, based in Jacksonville, Florida, is one of the nation’s leading transportation companies. CSX’s rail and intermodal businesses provide rail-based transportation services including traditional rail service and the transport of intermodal containers and trailers.

CSX’s principal operating company, CSX Transportation, Inc. (“CSXT”), operates a rail network of approximately 21,000 miles and serves major population centers in 23 states, the District of Columbia and the Canadian provinces of Ontario and Quebec.

In addition to CSXT, CSX’s rail business includes Total Distribution Services, Inc. (“TDSI”), Transflo Terminal Services, Inc. (“Transflo”), CSX Technology, Inc. (“CSX Technology”) and other subsidiaries. TDSI serves the automotive industry with distribution centers and storage locations, while Transflo provides logistical solutions for transferring products from rail to trucks. CSX Technology and other subsidiaries provide support services for CSX. CSX Intermodal Inc is a stand-alone, integrated intermodal transportation provider linking customers to railroads via trucks and terminals.

CSX’s other holdings include CSX Real Property, Inc., a subsidiary responsible for CSX’s real estate sales, leasing, acquisition and management and development activities.

Our principal executive offices are located at 500 Water Street, 15th Floor, Jacksonville, Florida 32202, and our telephone number is (904) 359-3200. Our website home page on the Internet is www.csx.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

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Summary of the Terms of the Exchange Offer
Background
On March 24, 2010, we completed private offers to exchange certain of our outstanding debt securities for $660,000,000 aggregate principal amount of the Original Notes.  In connection with the private offers to exchange, we entered into a registration rights agreement (the “Registration rights Agreement”) in which we agreed, among other things, to complete an exchange offer (the “Exchange Offer”).

The Exchange Offer
We are offering to exchange our Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding, unregistered Original Notes.  Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.  See “The Exchange Offer—Terms of the Exchange”.

Resale of Exchange Notes
Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will acknowledge that:

●  you are acquiring the Exchange Notes in the ordinary course of your business;

●  you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and

●  you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval for quotation through an automated quotation system.  Accordingly, there can be no assurance that an active market will develop upon completion of the Exchange Offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes during the 180 days after the expiration of this Exchange Offer.  See “Plan of Distribution”.

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the Exchange Offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

●  you are able to rely on an exemption from the requirements of the Securities Act; or

●  the Original Notes are registered under the Securities Act.

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After the Exchange Offer is closed, we will no longer have an obligation to register the Original Notes, except under limited circumstances.  To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for any remaining Original Notes will be adversely affected.  See “Risk Factors—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on July 14, 2010, unless we extend the Exchange Offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments”.
Issuance of Exchange Notes
We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the Exchange Offer promptly following the Expiration Date (unless amended as described in this prospectus).  See “The Exchange Offer—Terms of the Exchange”.

Certain Conditions to the Exchange Offer
The Exchange Offer is subject to certain customary conditions, which we may amend or waive.  The Exchange Offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.  See “The Exchange Offer—Conditions to the Exchange Offer”.

Special Procedures for Beneficial Holders
If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should contact the registered holder promptly and instruct such person to tender on your behalf.  If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take a considerable amount of time.  See “The Exchange Offer—Procedures for Tendering”.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires. See “The Exchange Offer—Withdrawal of Tenders”.
Accounting Treatment
We will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer.  The payment to bondholders for the Exchange Offer will increase deferred financing costs but payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.  See “The Exchange Offer—Accounting Treatment”.

U.S. Federal Income Tax Consequences	The exchange pursuant to the Exchange Offer generally will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations”.
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of Exchange Notes in connection with the Exchange Offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the Exchange Offer.
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Summary of the Terms of the Exchange Notes
The following summary contains basic information about the Notes, and is not intended to be complete. For a more complete understanding of the Notes, please refer to the section entitled “Description of Notes” in this prospectus. Other than the restrictions on transfer and registration rights and special interest provisions, the Exchange Notes will have the same financial terms and covenants as the Original Notes, which are as follows:
Issuer	CSX Corporation, a Virginia corporation.
Securities Offered	$660,000,000 aggregate principal amount of 6.220% senior notes due April 30, 2040.
Maturity Date	April 30, 2040.
Interest
The Notes will bear interest at the rate of 6.220% from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from March 24, 2010.  Interest is payable semiannually on April 30 and October 30 of each year, beginning on October 30, 2010.

Ranking
The Notes will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to any of our existing and future secured indebtedness.

Optional Redemption
We may redeem the Notes at any time at our option, in whole or in part, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. See “Description of Notes—Optional Redemption”.

Certain Covenants	The indenture governing the Notes (the “Indenture”) contains covenants restricting our ability, with certain exceptions, to:
● incur debt secured by liens on any principal subsidiary; and ● consolidate with, merge into or transfer our assets substantially as an entirety to, another person.
See “Description of Notes—Limitation on Liens on Stock of CSXT” and “Description of Notes—Consolidation, Merger and Sale of Assets”.
Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see “Description of Notes—Events of Default”.
Listing	We do not intend to list the Notes on any securities exchange.
Use of Proceeds	We will not receive any proceeds from the Exchange Offer. See “Use of Proceeds”.
Book-Entry Depository	The Depositary Trust Company (“DTC”)
Trustee, registrar and transfer agent	The Bank of New York Mellon Trust Company, N.A.
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Governing law	State of New York.
Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks of participating in the Exchange Offer.

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RISK FACTORS

You should carefully consider the following risks relating to the Exchange Offer and the Notes, together with the risks and uncertainties discussed under “Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 25, 2009 and our quarterly report on Form 10-Q for the fiscal quarter ended March 26, 2010, before deciding whether to participate in the Exchange Offer.  Additional risks and uncertainties not currently known to the Company, or that the Company currently does not deem material also may materially impair the Company’s financial condition, results of operations or liquidity.

Risks Relating to the Exchange Offer

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law.  We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering”.  These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited.  Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding.  Following the Exchange Offer, if you do not tender your Original Notes you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions.  Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market.  We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system.  Accordingly, there can be no assurances that an active market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any market.  If an active market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected.  In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes.  We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount.  The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

CSX’s consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:

	For the Fiscal Quarter Ended		For the Fiscal Years Ended
	Mar. 26, 2010	Mar. 27, 2009	Dec. 25, 2009	Dec. 26, 2008	Dec. 28, 2007	Dec. 29, 2006	Dec. 30, 2005
Ratio of earnings to fixed charges	4.3x	3.5x	3.9x	5.1x	5.1x	5.0x	3.0x

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from operations before income taxes plus interest expense related to indebtedness, amortization of debt discount and the interest portion of fixed rent expense, less undistributed earnings of affiliates accounted for using the equity method. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.

SELECTED FINANCIAL DATA

The following consolidated selected financial data and significant events should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 25, 2009, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2010, and the consolidated financial statements and related notes of CSX Corporation incorporated by reference herein.  The consolidated selected financial data as of December 30, 2005, December 29, 2006, December 28, 2007, December 26, 2008 and December 25, 2009 and for the fiscal years then ended were derived from the audited consolidated financial statements and notes thereto of CSX Corporation.  The consolidated selected financial data as of March 26, 2009 and March 26, 2010 and the fiscal quarters then ended were derived from the unaudited condensed consolidated financial statements of CSX Corporation, which contain all normal recurring adjustments necessary, in the opinion of management, to summarize the financial position and results of operations for the periods presented.  You should not regard the results of operations for the fiscal quarter ended March 26, 2010, to be indicative of the results that may be expected for the full fiscal year.

	Fiscal Years					First Quarters
(Dollars in Millions, Except Per Share Amounts and	2009	2008	2007	2006	2005	2010	2009
Employee Data)
Earnings From Continuing Operations
Operating Revenue	$9,041	$11,255	$10,030	$9,566	$8,618	$2,491	$2,247
Operating Expense	6,756	8,487	7,770	7,417	7,062	1,857	1,725
Operating Income	$2,285	$2,768	$2,260	$2,149	$1,556	$634	$522

Earnings from Continuing Operations (a)	$1,137	$1,495	$1,236	$1,318	$716	$306	$254

Earnings Per Share: (a)
From Continuing Operations	$2.90	$3.73	$2.88	$3.00	$1.66	$0.78	$0.65
From Continuing Operations, Assuming Dilution	2.87	3.66	2.77	2.84	1.58	0.78	0.64

Financial Position
Cash, Cash Equivalents and Short-Term Investments	$1,090	$745	$714	$900	$602	$1,050	$1,090
Total Assets	27,036	26,288	25,534	25,129	24,232	27,193	27,036
Long-term Debt	7,895	7,512	6,470	5,362	5,093	7,989	8,008
Shareholders’ Equity (b)	8,860	8,068	8,706	9,031	8,022	8,885	8,860

Other Data Per Common Share
Dividend Per Share	$0.88	$0.77	$0.54	$0.33	$0.215	$0.24	$0.22

Employees—Annual Averages
Rail	28,572	31,664	32,477	32,987	32,033	27,830	29,610
Other	1,516	2,699	2,966	3,018	3,076	1,480	1,565
Total	30,088	34,363	35,443	36,005	35,109	29,310	31,175
____________
(a) Prior year amounts have been reclassified to reflect discontinued operations.  For further information, see Note 14, Discontinued Operations, to our audited consolidated financial statements as of December 25, 2009, included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 25, 2009.

(b) Prior year amounts have been reclassified to reflect noncontrolling interest as a component of Shareholders’ Equity.  For further information, see New Accounting Pronouncements in Note 1, Nature of Operations and Significant Accounting Policies, to our audited consolidated financial statements as of December 25, 2009, included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 25, 2009.

Significant Events

2008	—Recorded a non-cash adjustment to income of $30 million pre-tax, or $19 million after-tax, to correct equity earnings from a non-consolidated subsidiary.

2006	—Two-for-one split of the Company’s common stock effective 2006. All periods have been retroactively restated to reflect the stock split.
—Recognized gains of $168 million pre-tax, or $104 million after-tax, on insurance recoveries from claims related to Hurricane Katrina.
—Recognized an income tax benefit of $151 million primarily related to the resolution of certain tax matters, including resolution of ordinary course federal income tax audits for 1994 – 1998.
—Recognized a $26 million after-tax non-cash gain on additional Conrail property received.

2005
—Recognized a charge of $192 million pre-tax, or $123 million after-tax, to repurchase $1.0 billion of outstanding debt, for costs of the increase in current market value above original issue value.  (See Note 9, Debt and Credit Agreements.)

—Recognized an income tax benefit of $71 million for the Ohio legislative change to gradually eliminate its corporate franchise tax.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the Notes. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (as defined herein). Capitalized terms used in this Description of Notes that are not defined in this prospectus have the meanings given to them in the Indenture. When used in this section, the terms “CSX”, “we”, “our” and “us” refer solely to CSX Corporation and not to our consolidated subsidiaries. Unless the context otherwise requires, references in this “Description of Notes” include the Original Notes issued pursuant to private offers to exchange certain outstanding debt securities that were not subject to the Securities Act and the Exchange Notes offered hereby which have been registered under the Securities Act.

General

The Original Notes were and the Exchange Notes will be issued under a senior indenture dated as of August 1, 1990 between CSX and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York, as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated June 15, 1991, the Second Supplemental Indenture dated May 6, 1997, the Third Supplemental Indenture dated April 22, 1998, the Fourth Supplemental Indenture dated October 30, 2001, the Fifth Supplemental Indenture dated October 27, 2003, the Sixth Supplemental Indenture dated September 23, 2004, the Seventh Supplemental Indenture dated April 25, 2007 and the Eighth Supplemental Indenture dated March 24, 2010 (as supplemented, the “Indenture”).

Any Original Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in the Exchange Offer, will be treated as a single class of securities under the Indenture.

The Notes are limited in aggregate principal amount to $660,000,000. The Notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will mature on April 30, 2040. The Notes will be issued as a series of senior debt securities under the Indenture. The Indenture does not limit the amount of other debt that CSX may incur. CSX may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Indenture in addition to the Notes. CSX may also, from time to time, without the consent of the holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional debt securities having those similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture if such additional debt securities are fungible with the Notes for U.S. federal income tax purposes.

The Notes will bear interest from March 24, 2010, at the rate of 6.220% per annum, payable semiannually on April 30 and October 30 of each year, commencing October 30, 2010, to the persons in whose names the Notes are registered at the close of business on the immediately preceding April 15 and October 15, respectively, whether or not that day is a business day.

The Notes will be unsecured obligations of CSX and will rank pari passu with all other unsecured and unsubordinated indebtedness of CSX.

The Notes do not provide for any sinking fund.

The Indenture does not contain any provisions that may afford you protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a change of control of CSX. Additionally, the Indenture does not restrict our ability to incur additional indebtedness or otherwise affect changes in our capital structure.

Ranking of the Notes; Holding Company Structure

The Notes will be unsecured unsubordinated obligations of CSX and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CSX.

The Notes are obligations exclusively of CSX. CSX is a holding company, substantially all of whose consolidated assets are held by our subsidiaries. Accordingly, the cash flow of CSX and the consequent ability to service our debt, including the Notes, are largely dependent upon the earnings of those subsidiaries.

Because CSX is a holding company, the Notes issued by CSX will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of CSX’s subsidiaries. Therefore, CSX’s rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that CSX may itself be a creditor with recognized claims against the subsidiary, in which case the claims of CSX would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by CSX. Although certain debt instruments to which CSX and our subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both CSX and our subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

Limitation on Liens on Stock of CSXT

The Indenture provides that neither CSX nor any of our subsidiaries may create or permit any lien of any kind upon any stock or indebtedness, whether owned on the date of the Indenture or acquired later, of any principal subsidiary, to secure any obligation (other than senior debt securities) of CSX, any subsidiary or any other person, unless all of the outstanding senior debt securities (and other outstanding debt securities issued from time to time pursuant to the Indenture) will be directly secured equally and ratably with that obligation. This provision does not restrict any other property of CSX or our subsidiaries. The Indenture defines “obligation” as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; “principal subsidiary” as CSXT; and “subsidiary” as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by CSX or one or more subsidiaries, or by CSX and one or more subsidiaries. The Indenture does not prohibit the sale by CSX or any subsidiary of any stock or indebtedness of any subsidiary, including any principal subsidiary.

Optional Redemption

The Notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued interest to the redemption date:

●	100% of the principal amount of such Notes; or

●
As determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date:

●
The yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

●
If that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC and its successors, or if they are unwilling or unable to serve in that capacity, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

●
Credit Suisse Securities (USA) LLC and its successors; provided that, if they cease to be a primary U.S. Government securities dealer in the U.S. (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

●	Up to four other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If we elect to partially redeem the Notes, the Trustee will select in a fair and appropriate manner the Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Consolidation, Merger and Sale of Assets

The Indenture provides that CSX may, without the consent of the holders of any of the outstanding debt securities of a series (including the Notes), consolidate with, merge into or transfer our assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that:

●	the successor corporation assumes, by a supplemental indenture, CSX’s obligations on the debt securities of each series and under the Indenture;

●	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default will have occurred and be continuing; and

●
CSX delivers to the Trustee an officer’s certificate and an opinion of counsel each stating that the transaction and supplemental indenture, if any, comply with the applicable article of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been complied with.

Events of Default

An “event of default” with respect to the Notes is defined in the Indenture as:

●	a failure to pay principal of or any premium on any of the Notes when due;

●	a failure to pay any interest on any Notes when due, continued for 30 days;

●
a failure to perform any other covenant of CSX in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than the Notes) continued for 90 days after written notice as provided in the Indenture; or

●	certain events of bankruptcy, insolvency or reorganization of CSX.

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of the occurrence of a default with respect to the Notes (except a default in payment of principal, premium, if any, interest, if any) if the Trustee considers it in the interest of the holders to do so.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during an event of default under the Indenture, to act with the requisite standard of care, and to the provisions of the Indenture relating to the duties of the Trustee in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless those holders offer to the Trustee reasonable indemnity. Subject to the provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

If an event of default with respect to the Notes at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes may declare the principal of all the outstanding Notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the Notes has been made but before a judgment or decree for payment of money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all events of default have been cured or waived.

No holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless that holder has previously given to the Trustee written notice of a continuing event of default with respect to the Notes, the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of outstanding Notes for enforcement of payment of the principal of, or any premium or interest on, such Notes on or after the respective due dates.

CSX is required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture and as to the absence of default.

Meetings, Modification and Waiver

The Indenture contains provisions permitting CSX and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture and affected by a modification or amendment (voting as one class), to modify or amend any of the provisions of the Indenture or of the Notes or the rights of the holders of the Notes under the Indenture, provided that no modification or amendment will, without the consent of each holder of outstanding Notes affected by that modification or amendment:

●
change the stated maturity of the principal of, or any installment of principal of or interest on, the Notes, or reduce the principal amount of or the rate of interest on or any premium payable upon the redemption of the Notes, or change any obligation of CSX to pay additional amounts (except as contemplated and permitted by the Indenture), or change the coin or currency in which the Notes or any premium or interest on the Notes is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the Notes (or, in the case of redemption, on or after the redemption date);

●
reduce the percentage in principal amount of the Notes, the consent of the holders of which is required for any modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of the Notes;

●	change any obligation of CSX to maintain an office or agency in the places and for the purposes required by the Indenture; or

●	modify any of the above provisions (except as permitted by the Indenture).

The Indenture also contains provisions permitting CSX and the Trustee, without the consent of the holders of the Notes issued under the Indenture, to modify or amend the Indenture in order, among other things:

●	to add any additional events of default or add to the covenants of CSX for the benefit of the holders of the Notes;

●	to establish the form or terms of debt securities of any series;

●
to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which will not adversely affect the interests of the holders of the Notes in any material respect; or

●
to change or eliminate any of the provisions of the Indenture, provided that the change or elimination will become effective only when there is no debt security outstanding of any series issued under the Indenture created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision.

The holders of at least a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive, insofar as the Notes are concerned, compliance by CSX with certain restrictive provisions of the Indenture, including the covenant described above under “—Limitation on Liens on Stock of CSXT”. The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive any past default under the Indenture with respect to the Notes, except a default (a) in the payment of principal of or any premium or interest on any of the Notes or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of the Notes affected.

The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or are present at a meeting of holders of debt securities for quorum purposes:

(1)
the principal amount of an original issue discount debt security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of the determination upon acceleration of the maturity thereof;

(2)
the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the principal amount of that debt security or, in the case of an original issue discount debt security, the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the amount determined as provided in (1) above; and

(3)	any debt security owned by CSX or any other obligor on that debt security or any affiliate of CSX or other obligor will be deemed not to be outstanding.

The Indenture contains provisions for convening meetings of the holders of debt securities of any or all series. A meeting may be called at any time by the Trustee, and also, upon request, by CSX or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in each case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security that would be affected as described above, any resolution presented at a meeting, or adjourned meeting duly reconvened, at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except for any consent which must be given by the holder of each outstanding debt security that would be affected, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting, or an adjourned meeting duly reconvened, at which a quorum is present only by the affirmative vote of the holders of not less than the specified percentage in principal amount of the outstanding debt securities of that series.

Any resolution passed or action taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum required for any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at that meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

The Indenture will generally cease to be of further effect with respect to any series of debt securities (including the Notes) issued under the Indenture specified by CSX (subject to the survival of certain provisions of the Indenture) when:

●	CSX has delivered to the Trustee for cancellation all debt securities issued under the Indenture; or

●
all debt securities issued under the Indenture not previously delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and CSX has deposited with the Trustee as trust funds the entire amount sufficient to pay and discharge at stated maturity or upon redemption the entire indebtedness on all debt securities issued under the Indenture

(and if, in either case, CSX has paid or caused to be paid all other sums payable under the Indenture with respect to the debt securities of that series by CSX and CSX has delivered an officer’s certificate and an opinion of counsel each stating that the requisite conditions have been complied with).

In addition, CSX may elect with respect to any series of debt securities (including the Notes) either

(1)	to defease and be discharged from any and all obligations with respect to those debt securities (except as otherwise provided in the Indenture) (“defeasance”); or

(2)
to be released from our obligations with respect to those debt securities described above under “—Limitation on Liens on Stock of CSXT” and certain other restrictive covenants in the Indenture (“covenant defeasance”).

If we exercise our defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default related to the covenants noted under clause (2) of the immediately preceding paragraph. We may exercise our defeasance option with respect to the Notes even though we may have previously exercised our covenant defeasance option.

If CSX effects covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenant described above under “—Limitation on Liens on Stock of CSXT” (which covenant would no longer be applicable to the Notes after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect the covenant defeasance may not be sufficient to pay amounts due on the Notes at the time of any acceleration resulting from the event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

We may exercise our defeasance option or our covenant defeasance option with respect to Notes, only if:

(1)
CSX irrevocably deposits in trust with the Trustee cash and/or U.S. government obligations for the payment of principal, premium, if any, and interest with respect to the Notes to maturity or redemption, as the case may be, and we deliver to the Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all of the Notes to maturity or redemption, as the case may be,

(2)	no event of default with respect to the Notes has occurred and is continuing

●	on the date of the deposit, or

●	with respect to certain bankruptcy defaults, at any time during the period ending on the 123rd day after the date of the deposit,

(3)
the defeasance or covenant defeasance does not result in the trust arising from that deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended,

(4)
the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party or by which we are bound,

(5)
CSX delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and

(6)
CSX delivers to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by the Indenture have been complied with.

The opinion of counsel, with respect to defeasance, referred to in clause (5) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

The Trustee must hold in trust cash or U.S. government obligations deposited with it as described above and must apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the Notes.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York, as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank) acts as Trustee under the Indenture. CSX and certain of our subsidiaries may from time to time maintain lines of credit, and have other customary banking and commercial relationships with, the Trustee and its affiliates.

The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of CSX, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. The Trustee is permitted to engage in other transactions with CSX and our subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the Indenture, or else resign.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance of the Original Notes, we entered into a Registration Rights Agreement with the dealer managers, under which we agreed to file and to use our reasonable best efforts to have declared effective an exchange offer registration statement under the Securities Act and to consummate an Exchange Offer.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in certain no-action letters.  However, we have not sought our own no-action letter.  Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who exchanges Original Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act.  This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act.  We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above.  Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.  See “Plan of Distribution”.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  See “Plan of Distribution”.

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 11:59 p.m., New York time, on the Expiration Date for the Exchange Offer.  Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $660,000,000 of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer.  The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date.  Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in principal amounts of $2,000 or in integral multiples of $1,000 in excess thereof.

The terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of special interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the Exchange Offer by certain dates.  The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same Indenture and be entitled to the same benefits under that Indenture as the Original Notes being exchanged.  As of the date of this prospectus, $660,000,000 in aggregate principal amount of the Original Notes are outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary.  Except as described under “Book-Entry Notes”, Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.  See “Book-Entry Notes”.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.  Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement.  See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer”.

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent.  The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offer.  We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer.  See “—Fees and Expenses”.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer is 11:59 p.m., New York City time, on July 14, 2010, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

●
to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

●	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate the Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of 6.220% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on such Original Notes, from March 24, 2010.  Interest will be payable semiannually on April 30 and October 30 of each year, commencing on October 30, 2010.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions exist on or prior to the Expiration Date:

●
no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a)     challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or

(b)     in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;

●
nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the Exchange Offer or impair our ability to realize the anticipated benefits of the Exchange Offer;

●
there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Original Notes that are the subject of the Exchange Offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

●
the Trustee with respect to the Indenture for the Original Notes that are the subject of the Exchange Offer and the Exchange Notes to be issued in the Exchange Offer shall not have been directed by any holders of Original Notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer, nor shall the Trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

●	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;

●	modify, extend or otherwise amend the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

●	waive the unsatisfied conditions with respect to the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the Exchange Offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus and in the letter of transmittal. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Procedures for Tendering

If you wish to participate in the Exchange Offer and your Original Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the Exchange Offer, you must either:

●
complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

●	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under this prospectus.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Original Notes to be delivered pursuant to the Exchange Offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you are a beneficial owner which holds Original Notes through Euroclear (as defined herein) or Clearstream (as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

●	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offer; and

●	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders”, as the case may be, must be guaranteed by an eligible guarantor institution unless the Original Notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

●	a bank;

●	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

●	a credit union;

●	a national securities exchange, registered securities association or clearing agency; or

●	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of Original Notes tendered thereby, the signatures must correspond with the names as written on the face of the Original Notes without any change whatsoever. If any of the Original Notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the Original Notes tendered thereby are registered in different names on different Original Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Original Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Original Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any Original Notes listed in the letter of transmittal, those Original Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those Original Notes. If the letter of transmittal or any Original Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Original Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Original Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Original Notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offer”, to terminate the Exchange Offer.  By tendering, each holder represents and acknowledges to us, among other things, that:

●
it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

●	the Exchange Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

●	at the time of commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of such Exchange Notes;

●	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and

●
if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  See “Plan of Distribution”.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent”. The withdrawal notice must:

(1)           specify the name of the tendering holder of Original Notes;

(2)           bear a description, including the series, of the Original Notes to be withdrawn;

(3)           specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the certificate numbers shown on the particular certificates evidencing those Original Notes;

(4)           specify the aggregate principal amount represented by those Original Notes;

(5)           specify, in the case of Original Notes tendered by delivery of certificates for those Original Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Original Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

(6)           be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as Exchange Agent in connection with the Exchange Offer.  Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7E, New York, New York 10286.  The Exchange Agent’s telephone number is (212) 815-3738 and facsimile number is (212) 298-1915.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.  We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes.  If, however:

●	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

●	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

●
a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer; then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.  If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer.  The payment to bondholders for the Exchange Offer will increase deferred financing costs but payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents.  Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery.  We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange.  Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offer is completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions.  Remaining Original Notes will continue to be subject to the following restrictions on transfer:

●
the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

●	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act.  To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected.  See “Risk Factors—Risks Relating to the Exchange Offer—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

BOOK-ENTRY NOTES

The Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons. Each beneficial interest in a global Note is referred to as a book-entry Note. Each global Note representing book-entry Notes will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York (the “Depositary”).

The book-entry Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the book-entry Notes through either the Depositary (in the U.S.) or Clearstream Banking, société anonyme (“Clearstream” or “Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). The book-entry Notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly. Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. The Euroclear Operator has capital of approximately EUR 1 billion. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis, without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to each series of Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

So long as the Depositary, or its nominee, is the registered owner or holder of a global Note, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a global Note will be able to transfer that interest, except in accordance with the Depositary’s applicable procedures, in addition to those provided for under the Indenture.

CSX has been advised by the Depositary that upon the issuance of global Notes representing book-entry Notes, and the deposit of those global Notes with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry Notes represented by those global Notes to the accounts of participants.

Payments of principal of and any premium and interest on book-entry Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of those Notes. Those payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of The Bank of New York, as paying agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the global Notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of CSX, the trustee or any agent of CSX or the trustee will have any responsibility or liability for any aspect of the Depositary’s records or any participant’s records relating to or payments made on account of book-entry Notes or for maintaining, supervising or reviewing any of the Depositary’s records or any participant’s records relating to book-entry Notes.

CSX expects that the Depositary or its nominee, upon receipt of any payment of principal of or any premium or interest in respect of a global Note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes, as shown on the records of the Depositary or its nominee.

CSX also expects that payments by participants to owners of beneficial interests in book-entry Notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of those participants.

CSX expects that the Depositary will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the depositary interests in a global Note are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the Notes, the Depositary will exchange the applicable global Note for definitive Notes in registered form, which it will distribute to its participants.

CSX understands that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the Depositary. Indirect access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global Note among participants of the Depositary, it is under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time. Neither CSX nor the trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

The global Notes representing book-entry Notes may not be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or the nominee to a successor of the Depositary or a nominee of the successor.

The global Notes representing book-entry Notes are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

●
The Depositary notifies CSX that it is unwilling or unable to continue as a depositary for the global Note, or if at any time the Depositary ceases to be a Clearing Agency registered under the Exchange Act, and a successor depositary is not appointed by CSX within 90 days;

●	CSX in its sole discretion determines that the book-entry Notes will be exchangeable for definitive Notes in registered form; or

●	Any event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the Notes.

Any global Note representing book-entry Notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof. Upon the exchange of a global Note for definitive Notes, that global Note will be canceled by the trustee and the definitive Notes will be registered in the names and in the authorized denominations as the Depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instructs the trustee. The trustee will deliver those Notes to the persons in whose names those Notes are registered and will recognize those persons as the holders of those Notes.

Except as provided above, owners of book-entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of those Notes for any purpose under the Indenture, and no global Note representing book-entry Notes will be exchangeable, except for another global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a book-entry Note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under that global Note or the Indenture. The Indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the Indenture. CSX understands that under existing industry practices, if CSX requests any action of holders or an owner of a book-entry Note desires to give or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants owning the relevant book-entry Notes to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearance and Settlement Procedures

Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary’s rules and will be settled in same-day funds. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will be effected in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through participants in the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg Participants or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of book-entry Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depositary participant will be received on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the Exchange Offer to holders of Original Notes, but is not a complete analysis of all potential tax effects.  The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect.  This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations.  In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.  This summary applies only to a holder that holds such Original Notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes.  Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Original Notes for Exchange Notes in connection with the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Original Notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status.  Accordingly, each holder of Original Notes considering this Exchange Offer should consult its own tax advisor regarding the tax consequences of the Exchange Offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities.  The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers.  Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such Exchange Notes.  Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2009, and the effectiveness of our internal control over financial reporting as of December 25, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our consolidated financial statements are incorporated by reference in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

CSX Corporation

Offer to Exchange
Up to $660,000,000 Principal Amount of
6.220% Senior Notes due 2040
for
a Like Principal Amount of
6.220% Senior Notes due 2040
which have been registered under the Securities Act of 1933

PROSPECTUS

July 14, 2010